Exhibit 99.1

             MIDDLESEX WATER COMPANY REPORTS THIRD QUARTER EARNINGS

                Consolidated Revenues Climb 8.6% in Third Quarter


         ISELIN, NJ (October 27, 2006) Middlesex Water Company (Nasdaq Global Select Market:MSEX), a provider of water and wastewater services in New Jersey and Delaware, today announced that its Board of Directors approved an increase in the quarterly dividend from $0.17 to $0.1725 per common share, payable December 1, 2006, to shareholders of record as of November 15, 2006.

Third Quarter 2006 Results
--------------------------

         Middlesex Water Company produced positive financial results in several areas in the third quarter of 2006. Earnings applicable to common stock rose to $3.3 million for the quarter ended September 30, 2006, up from $3.0 million from the same period in 2005. Basic and diluted earnings per share of common stock rose to $0.29 and $0.28 per share, respectively, from $0.26 for both for that period in 2005.

         Consolidated operating revenues for the quarter ended September 30, 2006 were $22.6 million, up $1.8 million from $20.8 million for the same period in 2005. Water sales revenues improved by $0.6 million in the regulated New Jersey utilities, of which $1.3 million was the result of a base rate increase that was granted to Middlesex on December 8, 2005. Unfavorable weather at the beginning and end of the quarter resulted in a decrease of consumption revenues of $0.7 million when compared to the same period in 2005. Revenues rose in the Delaware service territories by $1.1 million. Higher water consumption by existing customers contributed $0.4 million of the increase, customer growth accounted for $0.2 million and the implementation of the 15% interim rate increase on June 28, 2006 contributed an additional $0.5 million. New unregulated wastewater contracts in Delaware provided $0.1 million.

         Operations and maintenance expenses for the quarter increased to $11.4 million, up from $10.8 million. The continued growth of the Delaware systems resulted in $0.4 million of increases for the cost of water and wastewater treatment, business insurance, payroll and related employee benefit costs.

Nine-Month Results
------------------

         For the nine-month period ended September 30, 2006, earnings applicable to common stock were $8.0 million, compared to $6.2 million in the prior year. Basic and diluted earnings per share increased to $0.69 and $0.68 respectively, up from $0.54 for both for the same period in 2005. Operating revenues increased $5.9 million, or 10.5% from the same period in 2005. Base rate increases in New Jersey and Delaware combined to contribute $3.9 million of the higher revenues. Water consumption and related fees from customer growth, primarily in Delaware, added $0.8 million of the increase, while water sales to our existing customers grew by $0.4 million. New unregulated wastewater contracts in Delaware provided $0.4 million of additional revenues. All other sources contributed $0.4 million.

         Operation and maintenance expenses increased $1.4 million, or 4.4%. Water production and treatment costs for our Middlesex system increased by $0.2 million, which was offset by $0.2 million of reduced maintenance costs. The continuing growth of our Delaware systems resulted in higher costs of water treatment, additional employees and related benefit expenses of $0.4 million. Costs related to providing services by our non-regulated wastewater operation in Delaware increased $0.2 million. USA-PA expenses for subcontractor fees and labor increased by $0.2 million. Business insurance increased $0.2 million. All other operation costs increased by $0.4 million.

         "We continue to remain focused on obtaining timely and adequate rate relief for the substantial capital investments we continue to make in water infrastructure, primarily in our Delaware service territory. In addition, we continue to demonstrate our capabilities in the wastewater business to prospective customers and we are actively pursuing profitable growth in this business," said Dennis W. Doll, Middlesex President & CEO.


About Middlesex Water Company
-----------------------------

         Middlesex Water Company, organized in 1897, is an investor-owned water utility, serving customers in central and southern New Jersey and in the State of Delaware. The Company and its New Jersey subsidiaries - Pinelands Water Company and Pinelands Wastewater Company--are subject to the regulations of the Board of Public Utilities of the State of New Jersey. Middlesex Water operates the water and wastewater utilities for the City of Perth Amboy through its subsidiary, Utility Service Affiliates (Perth Amboy), Inc. Middlesex Water also provides contract operations services and a service line maintenance program through its non-regulated subsidiary, Utility Service Affiliates, Inc. The Company's regulated Delaware subsidiaries, Tidewater Utilities, Inc., together with Southern Shores Water Company, and Tidewater Environmental Services are subject to the regulations of the Public Service Commission in Delaware. White Marsh Environmental Systems, Inc. operates small water and wastewater systems under contract on a non-regulated basis in Delaware. These companies are also subject to various Federal and State and regulatory agencies concerning water quality standards.

         For additional information regarding Middlesex Water Company, visit the Company's Web site at www.middlesexwater.com or call (732) 634-1500.
                      ----------------------

--------------------------------------------------------------------------------
Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995:

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations and events concerning various matters such as capital expenditures, earnings, litigation, growth potential, rates, regulatory matters, liquidity, capital resources and accounting matters. Actual results in each case could differ materially from those currently anticipated in such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
--------------------------------------------------------------------------------


Contact:
Bernadette M. Sohler
Director of Communications
(732) 634-1500


                                               MIDDLESEX WATER COMPANY
                                     CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                                     (Unaudited)

                                                 Three Months Ended September 30,     Nine Months Ended September 30,
                                                       2006            2005                 2006            2005
--------------------------------------------------------------------------------------------------------------------
Operating Revenues                                $ 22,631,975    $ 20,832,448          $ 61,899,176    $ 56,006,102
--------------------------------------------------------------------------------------------------------------------

Operating Expenses:
   Operations                                       10,446,019      10,065,706            30,104,046      28,516,810
   Maintenance                                         907,554         765,422             2,440,786       2,643,226
   Depreciation                                      1,882,544       1,635,403             5,263,677       4,803,610
   Other Taxes                                       2,537,462       2,352,781             7,109,987       6,599,435
--------------------------------------------------------------------------------------------------------------------

      Total Operating Expenses                      15,773,579      14,819,312            44,918,496      42,563,081
--------------------------------------------------------------------------------------------------------------------

Operating Income                                     6,858,396       6,013,136            16,980,680      13,443,021
--------------------------------------------------------------------------------------------------------------------

Other Income:
   Allowance for Funds Used During Construction        170,148         109,009               398,173         459,915
   Other Income                                         41,393          63,368               140,171         154,530
   Other Expense                                        (6,372)         (1,879)              (20,630)        (26,348)
--------------------------------------------------------------------------------------------------------------------

Total Other Income, net                                205,169         170,498               517,714         588,097
--------------------------------------------------------------------------------------------------------------------

Interest Charges                                     1,889,572       1,624,145             5,212,687       4,584,315
--------------------------------------------------------------------------------------------------------------------

Income before Income Taxes                           5,173,993       4,559,489            12,285,707       9,446,803
--------------------------------------------------------------------------------------------------------------------

Income Taxes                                         1,796,998       1,535,061             4,128,512       3,096,545
--------------------------------------------------------------------------------------------------------------------

Net Income                                           3,376,995       3,024,428             8,157,195       6,350,258

Preferred Stock Dividend Requirements                   61,947          61,947               185,840         189,340
--------------------------------------------------------------------------------------------------------------------

Earnings Applicable to Common Stock               $  3,315,048    $  2,962,481          $  7,971,355    $  6,160,918
--------------------------------------------------------------------------------------------------------------------

Earnings per share of Common Stock:
   Basic                                          $       0.29    $       0.26          $       0.69    $       0.54
   Diluted                                        $       0.28    $       0.26          $       0.68    $       0.54

Average Number of
   Common Shares Outstanding :
   Basic                                            11,629,681      11,466,024            11,611,427      11,409,182
   Diluted                                          11,960,821      11,805,164            11,942,567      11,750,989

Cash Dividends Paid per Common Share              $     0.1700    $     0.1675          $     0.5100    $     0.5025
